Exhibit 99.1

        VCA Antech, Inc. Announces Definitive Merger Agreement


    LOS ANGELES--(BUSINESS WIRE)--May 8, 2007--VCA Antech, Inc. (NASDAQ:WOOF), a leading animal healthcare company in the United States, today announced the signing of a definitive merger agreement with Healthy Pet Corporation ("Healthy Pet"). Under the agreement, VCA Antech, Inc. ("Company") will acquire Healthy Pet for $152.9 million (less assumed debt and subject to adjustment for working capital items) to be paid in cash. Healthy Pet operates 44 animal hospitals with annual revenue of approximately $80.0 million. On completion of the merger, the combined companies will operate more than 430 animal hospitals in 38 states.

    Bob Antin, Chairman and CEO of VCA Antech, Inc., stated, "We believe that the combination of VCA Antech, Inc. and Healthy Pet provides a great strategic fit and an opportunity to expand in certain states, particularly Massachusetts, Connecticut, Virginia and Georgia. Healthy Pet also operates several specialty and teaching facilities that will help support our focus on continuing education in the Northeast.

    "In addition, we believe the opportunity to continue to acquire individual animal hospitals remains strong. We currently anticipate that animal hospital acquired revenue for 2007 (exclusive of our acquisition of Healthy Pet) will range from $50.0 million to $55.0 million.

    "We believe the combination of the two companies will be slightly accretive to net income and diluted earnings per share beginning in 2008. The impact of the combination (including integration costs of $1.5 million to $2.0 million) on net income and diluted earnings per share for the remainder of 2007 is not expected to be material."

    Mr. Gino Volpacchio, President and CEO of Healthy Pet, said, "I am proud of what we built over the past six years. I view this as a merger of hospitals, people and cultures and believe it is a great fit. It is really a continuation of our original vision. The size and scale of the combined animal hospital operations will afford our hospitals many benefits and advance our objective of providing the highest quality veterinary care in the nation."

    The merger agreement was unanimously approved by the VCA Antech, Inc. and Healthy Pet Board of Directors. The merger agreement is subject to customary closing conditions. The parties are subject to a confidentiality agreement. No further details related to the combination of the two companies will be provided until the closing of the merger, which is targeted for June 2007.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements as to the expected growth, innovation and other benefits of the combination of the two companies, expected impact of the merger on net income and earnings per diluted share for each of 2007 and 2008, the anticipated timeframe for the closing, and whether the satisfaction of the closing conditions will be met and the merger consummated. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the ability of the companies to satisfy the conditions to the closing of the merger; the ability of the Company to obtain the consent of its lenders; the ability of the companies to consummate the merger; a material adverse change in the financial condition or operations of either company; the ability to successfully integrate the two companies and achieve expected operating synergies following the merger; the rate of the Company's laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of the Company's recent acquisitions and its ability to effectively manage its growth and achieve operating synergies; a continued decline in demand for some of the Company's products and services; any disruption in the Company's information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of the Company's goodwill; changes in prevailing interest rates; the Company's ability to service its debt; and general economic conditions. These and other risk factors are discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Report on Form 10-K for the year ended December 31, 2006, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

    VCA Antech, Inc. owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and supplies diagnostic imaging equipment to the veterinary industry.


    CONTACT: VCA Antech, Inc.
             Bob Antin, 310-571-6500